Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Third Quarter 2021 Results

•	Net income for the three months ended September 30, 2021 was $4.16 million compared to $4.32 million for the three months ended September 30, 2020.
•	Fully-diluted earnings per share for the three months ended September 30, 2021 was $0.46 per share compared to $0.47 per share for the three months ended September 30, 2020.
•	The net interest margin for the three months ended September 30, 2021 was 2.72% compared to 2.54% for the three months ended June 30, 2021.
•	Fully-diluted earnings per share for the nine months ended September 30, 2021 was $1.44 per share compared to $1.42 per share for the nine months ended September 30, 2020. Earnings per share for the first nine months of 2021 has risen by $0.02 per share, or 1.41%.
•	Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 47th consecutive quarterly dividend.

Honolulu, Hawaii, October 28, 2021- Territorial Bancorp Inc. (NASDAQ: TBNK) (the ‘'Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.16 million, or $0.46 per diluted share, for the three months ended September 30, 2021.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on November 24, 2021 to stockholders of record as of November 11, 2021.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “We are pleased with our results for the third quarter. The residential real estate market in Hawaii continues to be strong and the level of new mortgage loan applications remains elevated. Our strong capital position, asset quality and liquidity has allowed us to perform well despite the uncertainties created by COVID-19.”

Interest Income

Net interest income decreased to $13.86 million for the three months ended September 30, 2021 from $14.46 million for the three months ended September 30, 2020. Total interest income was $15.28 million for the three months ended September 30, 2021 compared to $17.13 million for the three months ended September 30, 2020. The $1.86 million decrease in total interest income was primarily due to a $2.79 million decrease in interest earned on loans. The decrease in interest income on loans was partially offset by a $987,000 increase in interest income on investment securities. The decline in interest income on loans was due to a 24 basis point decrease in the average yield on loans receivable and a $210.35 million decrease in the average loan balance. The decrease in the average yield on loans occurred because of the payoff of higher yielding loans and the addition of new lower yielding loans to the loan portfolio. The decrease in the average loan balance occurred as loan repayments and sales of loans exceeded the origination of new loans. The increase in interest income on investment securities occurred because of a $294.23 million increase in the average balance of investment securities which was partially offset by a 73 basis point decrease in the average securities yield. The increase in the average balance of investment securities occurred as security purchases exceeded repayments and the sale of securities. The decrease in the average securities yield occurred due to the payoff of higher yielding securities and the addition of new lower yielding securities to the investment portfolio.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $1.41 million for the three months ended September 30, 2021 from $2.67 million for the three months ended September 30, 2020. Interest expense on deposits decreased by $1.05 million to $844,000 for the three months ended September 30, 2021 from $1.90 million for the three months ended September 30, 2020. The decrease in interest expense on deposits was primarily due to a 27 basis point decrease in the average cost of deposits. The decrease in the average cost of deposits occurred as the interest rates offered on deposits were lowered in response to the decline in market interest rates. Interest expense on Federal Home Loan Bank (FHLB) advances decreased by $202,000 to $522,000 for the three months ended September 30, 2021 from $724,000 for the three months ended September 30, 2020. The decrease in interest expense on FHLB advances resulted from a 57 basis point decrease in the average cost of advances. The decrease in the average cost of advances occurred as the Company restructured $102.00 million of FHLB advances at lower interest rates in prior quarters. The Company reversed loan loss provisions of $167,000 for the three months ended September 30, 2021 compared to loan loss provisions of $692,000 for the three months ended September 30, 2020. The reversal of the loan loss provisions during the three months ended September 30, 2021 occurred primarily because of the decreases in the size of the mortgage loan portfolio, in Hawaii’s unemployment rate and in the amount of loans in the payment deferral program, all of which contributed to the reduction in the allowance for loan losses.

Noninterest Income

Noninterest income was $1.22 million for the three months ended September 30, 2021 compared to $1.58 million for the three months ended September 30, 2020. The decrease in noninterest income was primarily due to a $295,000 decrease in service fees on loans and deposit accounts and a $183,000 decrease in the gain on the sale of loans. The decrease in service fees on loans and deposit accounts occurred because of a decline in the fees earned for referring mortgage loans to other financial institutions and mortgage brokers. The decrease in the gain on sale of loans occurred as fewer mortgage loans were sold. The decreases in service fees on loan and deposit accounts and in gain on sale of loans were partially offset by a $142,000 increase in the gain on sale of investment securities. The increase in the gain on sale of investment securities occurred as more investment securities were sold during the three months ended September 30, 2021 than during the three months ended September 30, 2020.

Noninterest Expense

Noninterest expense was $9.56 million for the three months ended September 30, 2021 compared to $9.39 million for the three months ended September 30, 2020. Salaries and benefits expense increased by $147,000 to $5.49 million for the three months ended September 30, 2021 from $5.35 million for the three months ended September 30, 2020. The increase in salaries and benefit expenses occurred primarily because of an increase in health insurance and employee stock ownership plan expenses. In the three months ended September 30, 2020, the Company received a one-time credit against its health premiums from one of its health insurance carriers because of the COVID-19 pandemic. Employee stock ownership plan expenses rose in the three months ended September 30, 2021 because of an increase in the price of the Company’s stock, which is used to calculate this expense. The increases in health insurance and employee stock ownership expenses was partially offset by a decrease in stock benefit plan expenses. Other general and administrative expenses increased by $169,000 to $1.22 million for the three months ended September 30, 2021 from $1.05 million for the three months ended September 30, 2020. The increase in general and administrative expenses is primarily due to increases in advertising expenses.

Income Taxes

Income tax expense for the three months ended September 30, 2021 was $1.53 million compared to $1.65 million for the three months ended September 30, 2020. The decrease in income tax expense was primarily due to a $274,000 decrease in income before taxes during the three months ended September 30, 2021 as compared to the three months ended September 30, 2020.

Balance Sheet

Total assets were $2.12 billion at September 30, 2021 and $2.11 billion at December 31, 2020. Loans receivable decreased by $104.73 million to $1.30 billion at September 30, 2021 from $1.41 billion at December 31, 2020. The decrease in loans receivable occurred as loan repayments and sales exceeded new loan originations. Investment securities increased by $370.21 million to $621.42 million at September 30, 2021 from $251.20 million at December 31, 2020. The increase in investment securities occurred as the purchase of new mortgage-backed securities exceeded principal repayments and the sale of securities. Cash and cash equivalents decreased to $101.39 million at September 30, 2021 from $363.54 million at December 31, 2020. The decrease in cash and cash equivalents occurred because of the purchase of investment securities. Total stockholders’ equity increased to $251.69 million at September 30, 2021 from $248.71 million at December 31, 2020. The increase in stockholders’ equity occurred as the Company’s net income and the increase in capital from the allocation of ESOP shares exceeded dividends paid to shareholders and share repurchases.

Capital Management

During the three months ended September 30, 2021, the Company repurchased 79,398 shares. Through September 30, 2021, the Company repurchased 3,886,348 shares in all of its share repurchase programs. The shares repurchased represent 31.77% of the total shares issued in its initial public offering.

Asset Quality

The Company had $99,000 of delinquent mortgage loans 90 days or more past due at September 30, 2021 compared to $240,000 of delinquent mortgage loans 90 days or more past due at December 31, 2020. Delinquent loans exclude loans which are receiving loan payment deferrals because of COVID-19. Non-performing assets totaled $4.25 million at September 30, 2021 compared to $4.41 million at December 31, 2020. The ratio of non-performing assets to total assets was 0.20% at September 30, 2021 and 0.21% at December 31, 2020. The allowance for loan losses at September 30, 2021 was $2.80 million and represented 0.21% of total loans compared to $4.26 million and 0.30% of total loans as of December 31, 2020.

As of September 30, 2021, the Company had $19.99 million of loans, or 1.53% of total loans receivable in its payment deferral program that are not receiving full principal and interest payments. These loans are receiving interest and escrow payments. As of June 30, 2021, the Company had $25.62 million, or 1.95% of total loans receivable, in its payment deferral program. In this program, the Company allowed borrowers, who experienced financial hardship because of COVID-19, to defer payments on their loans. The decrease in the amount of loans in the payment deferral program occurred as borrowers opted out of the program and repaid any deferred loan payments.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;
•	statements regarding our business plans, prospects, growth and operating strategies;
•	statements regarding the asset quality of our loan and investment portfolios; and
•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;
•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;
•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	our ability to enter new markets successfully and capitalize on growth opportunities;
•	our ability to successfully integrate acquired entities, if any;
•	changes in consumer demand, spending, borrowing and savings habits;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	the timing and amount of revenues that we may recognize;
•	the value and marketability of collateral underlying our loan portfolios;
•	our ability to retain key employees;
•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;
•	technological change that may be more difficult or expensive than expected;
•	the ability of third-party providers to perform their obligations to us;
•	the ability of the U.S. Government to manage federal debt limits;
•	the quality and composition of our investment portfolio;
•	changes in market and other conditions that would affect our ability to repurchase our common stock; and
•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$101,386	$363,543
Investment securities available for sale, at fair value	—	3,562
Investment securities held to maturity, at amortized cost (fair value of $623,406 and $262,841 at September 30, 2021 and December 31, 2020, respectively)	621,417	247,642
Loans held for sale	488	2,195
Loans receivable, net	1,303,969	1,406,995
Federal Home Loan Bank stock, at cost	8,173	8,144
Federal Reserve Bank stock, at cost	3,158	3,145
Accrued interest receivable	6,070	6,515
Premises and equipment, net	4,262	4,855
Right-of-use asset, net	13,302	12,333
Bank-owned life insurance	46,214	45,644
Deferred income tax assets, net	3,304	3,382
Prepaid expenses and other assets	5,325	2,844
Total assets	$2,117,068	$2,110,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,664,963	$1,659,800
Advances from the Federal Home Loan Bank	141,000	141,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	29,374	29,221
Lease liability	14,119	13,119
Income taxes payable	2,196	2,161
Advance payments by borrowers for taxes and insurance	3,727	6,790
Total liabilities	1,865,379	1,862,091

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 9,342,162 and 9,513,867 shares at September 30, 2021 and December 31, 2020, respectively	93	95
Additional paid-in capital	57,104	61,153
Unearned ESOP shares	(3,548)	(3,915)
Retained earnings	207,007	200,066
Accumulated other comprehensive loss	(8,967)	(8,691)
Total stockholders’ equity	251,689	248,708
Total liabilities and stockholders’ equity	$2,117,068	$2,110,799

Territorial Bancorp Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Interest income:
Loans	$11,836	$14,628	$37,019	45,310
Investment securities	3,251	2,264	7,470	7,654
Other investments	188	239	647	753
Total interest income	15,275	17,131	45,136	53,717

Interest expense:
Deposits	844	1,897	3,251	7,385
Advances from the Federal Home Loan Bank	522	724	1,595	2,448
Securities sold under agreements to repurchase	46	46	137	137
Total interest expense	1,412	2,667	4,983	9,970

Net interest income	13,863	14,464	40,153	43,747
(Reversal of provision) provision for loan losses	(167)	692	(1,452)	2,304

Net interest income after (reversal of provision) provision for loan losses	14,030	13,772	41,605	41,443

Non-interest income:
Service fees on loan and deposit accounts	433	728	1,958	1,716
Income on bank-owned life insurance	192	204	570	607
Gain on sale of investment securities	403	261	1,840	858
Gain on sale of loans	138	321	584	987
Other	57	63	237	171
Total noninterest income	1,223	1,577	5,189	4,339

Noninterest expense:
Salaries and employee benefits	5,493	5,346	16,576	16,294
Occupancy	1,636	1,701	4,855	4,972
Equipment	1,079	1,155	3,273	3,439
Federal deposit insurance premiums	141	138	424	212
Other general and administrative expenses	1,215	1,046	3,602	2,978
Total noninterest expense	9,564	9,386	28,730	27,895

Income before income taxes	5,689	5,963	18,064	17,887
Income taxes	1,527	1,645	4,831	4,805
Net income	$4,162	$4,318	$13,233	13,082

Basic earnings per share	$0.46	$0.47	$1.45	1.43
Diluted earnings per share	$0.46	$0.47	$1.44	1.42
Cash dividends paid per common share	$0.23	$0.23	$0.69	0.69
Basic weighted-average shares outstanding	9,012,398	9,104,079	9,086,447	9,144,463
Diluted weighted-average shares outstanding	9,056,569	9,134,089	9,133,069	9,201,882

Territorial Bancorp Inc. and Subsidiaries
Selected Financial Data (Unaudited)

	Three Months Ended
	September 30,
	2021	2020
Performance Ratios (annualized):
Return on average assets	0.78%	0.82%
Return on average equity	6.53%	6.95%
Net interest margin on average interest earning assets	2.72%	2.89%
Efficiency ratio (1)	63.40%	58.51%

	At September	At December
	30, 2021	31, 2020
Selected Balance Sheet Data:
Book value per share (2)	$26.94	$26.14
Stockholders' equity to total assets	11.89%	11.78%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$99	$240
Non-performing assets (3)	$4,250	$4,405
Allowance for loan losses	$2,799	$4,262
Non-performing assets to total assets	0.20%	0.21%
Allowance for loan losses to total loans	0.21%	0.30%
Allowance for loan losses to non-performing assets	65.86%	96.75%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income
(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding
(3) Non-performing assets consist of non-accrual loans and real estate owned. Amounts are net of charge-offs